Exhibit 10.1

SALE OF OFFICE BUILDING

AGREEMENT OF SALE

THIS AGREEMENT OF SALE made this 19th day of September, 2007 (this “Agreement”) by and between: 520 BROAD STREET ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address at 18 Columbia Turnpike, Florham Park, New Jersey 07932 (hereinafter referred to as “Seller”) and IDT CORPORATION, having an address at 520 Broad Street, Newark, New Jersey (hereinafter referred to as “Purchaser”).

WITNESSETH:

1. Purchase and Sale. In consideration of the sum of FIFTY MILLION ($50,000,000.00) DOLLARS (the “Purchase Price”) and also in consideration of the covenants and agreements herein contained, Seller shall convey to the Purchaser by Bargain and Sale Deed with Covenants Against Grantor’s Acts, free and clear of all encumbrances except as hereinafter mentioned, (a) the lot, tract or parcel of land together with the buildings and improvements and parking garage thereon located at 520 Broad Street, Newark, New Jersey, Lot 40 in Block 24 and Lots 14, 16, 20, 44, 46 and 53 in Block 12, on the tax map of the City of Newark (and more particularly described on Exhibit A attached hereto (collectively, the “Real Property”)); (b) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Real Property to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Real Property by reason of a change of grade of any street or highway; (c) the appurtenances and all the estate and rights of Seller in and to the Real Property; (d) all right, title and interest of Seller, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the improvements upon the Real Property; (e) all right, title and interest of Seller in and to all leases for the Real Property; (f) plans, specifications, architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Real Property in Seller’s possession or control; (g) all operating manuals and books, data and records regarding the Real Property and its component systems in Seller’s possession or control; (h) all warranties or guaranties, if any, applicable to the improvements upon the Real Property, to the extent such warranties or guaranties are assignable; and (i) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Real Property (all of the foregoing hereinafter collectively referred to as the “Premises”).

2. Personal Property. All furniture, fixtures, equipment, appliances and other items of personal property located at the Premises and owned by the Seller are included in this sale, but no portion of the Purchase Price is attributable thereto.

3. Payment. The Purchaser will pay Seller the Purchase Price as and for the Premises in the following manner:

Deposit (hereinafter the “Deposit”) in the form of cash, wire transfer, or by bank or certified check, to be held in escrow by WolfBlock Brach Eichler (the “Escrow Agent”) the attorneys for Seller, in an interest bearing account, with Purchaser to receive the interest on the Deposit, in the sum of	$2,500,000.00

By the Purchaser taking subject to the existing mortgage on the Premises, in the approximate amount of	$27,179,000.00

The balance of the Purchase Price, upon closing by wire transfer, bank or certified check, subject to adjustments set forth below, approximately the sum of:	$20,321,000.00
TOTAL:	$50,000,000.00

4. Mortgage Releases. It is a condition of the sale of the Premises that Purchaser shall obtain at its sole cost and expense a release of Seller, as well as Seller’s members, affiliates, and other individuals or entities affiliated therewith, from any guarantees or non-recourse carve-outs imposed by Prudential Mortgage Capital Company, LLC, or the current holder (hereinafter referred to as the “Lender” or “Prudential”) pursuant to the existing mortgage encumbering the Premises (hereinafter referred to as the “Existing Mortgage”) (such condition hereinafter referred to as the “Lender Consent and Release”). Purchaser agrees and acknowledges that the transfer of the Premises is made expressly subject to Purchaser obtaining the Lender Consent and Release, and to the Existing Mortgage.

5. Tax Identification Number. The Purchaser’s social security number or federal taxpayer ID number is 22-3415036.

6. Adjustments. The rents, security deposits, water, sewer, taxes, fuel, and all other items normally adjusted at the closing of a net leased office property shall be apportioned and allowed as of the day of delivery of the Deed to Purchaser. Purchaser shall be responsible at its sole cost and expense for all costs incurred in the transfer of title of the Premises, including, but not limited to, costs associated with Purchaser taking title subject to or assuming the Existing Mortgage. Seller shall pay the realty transfer tax, and Purchaser shall pay the Mansion Tax.

7. Seller’s Documents. At closing, Seller will deliver to Purchaser the following documents, duly executed and where appropriate, acknowledged, and in form reasonably acceptable to Purchaser’s counsel, and Purchaser’s title company:

(a) A bargain and sale deed with covenants against grantor’s acts and a standard affidavit of title.

(b) A certification that Seller is not a foreign person within the meaning of Sections 1445 and 7701(a)(i) of the Internal Revenue Code of 1986;

(c) An assignment of Seller’s interest in that certain lease between Seller and Purchaser, dated as of November 24, 1999 (the “IDT Lease”);

(d) A bill of sale conveying Seller’s interest in and to any fixtures, equipment and other personal property attached or appurtenant to the improvements upon the Real Property;

(e) An assignment, without recourse or warranty, of all of the interest of Seller in any certificates, permits, warranties, guaranties and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller;

(f) To the extent they are then in Seller’s possession and not posted at the Premises, certificates, permits, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction;

(g) A consent or resolution authorizing the sale of the Premises pursuant to the terms of this Agreement;

(h) Transfer Tax Forms. The Form RTF-1, Affidavit of Consideration and such other forms required under applicable law in connection with the conveyance of the Premises;

(i) ISRA Letter of Non-Applicability. A certified true copy of a Non-Applicability Letter with respect to the Premises under the Industrial Site Recovery Act (ISRA);

(j) Other Documents. Any other documents which Seller is obligated to deliver to Purchaser pursuant to this Contract.

8. Damage and Condemnation. The risk of loss from casualty or condemnation shall be on the Seller. In the event that all or any substantial portion of the Premises shall be damaged or condemned before the Closing Date, Purchaser may, at its option, either (a) terminate this

Agreement by delivering written notice to Seller within ten (10) days of Seller’s notification of such damage or condemnation, or (b) proceed to the closing pursuant to the terms hereof, in which event Seller shall assign to Purchaser at the Closing any insurance or just compensation proceeds (and pay to Purchaser any applicable insurance deductible) attributable to the Premises from such damage or condemnation, with no reduction in the Purchase Price. For the purpose of this provision, a “substantial portion” of the Premises shall be deemed to include any damage or taking, the cost of repair for which is greater than FIVE MILLION ($5,000,000.00) DOLLARS.

If less than a substantial portion (as defined above) of the Premises shall be damaged or condemned (for condemnation purposes, a “substantial portion” shall be defined as a taking of a portion of the Premises which materially interferes with the use of the Premises for the purpose for which it is currently used, or of an area greater than five percent (5%) of the existing parking) before the closing, then the parties shall proceed to closing of this transaction, provided that Seller shall assign to Purchaser any insurance or just compensation proceeds (and pay to Purchaser any applicable insurance deductible) attributable to the Premises from such casualty or condemnation.

9. Title.

Title to the Premises shall be good and marketable, and insurable at regular rates, by any reputable title insurance company licensed to do business in the State of New Jersey, subject to Permitted Encumbrances. The term “Permitted Encumbrances” shall mean (i) the IDT Lease, (ii) any matters set forth in the pro forma loan policy bearing file number 0028-96281 issued by Professional Abstract and Title Agency, Inc. on behalf of Chicago Title Insurance Company (the “Title Policy”), a copy of which is attached hereto as Exhibit “C”, and (iii) the additional matters set forth on Exhibit “B” annexed hereto. Title to the personal property on the Premises, if any, shall also be subject only to the Permitted Encumbrances, to the extent applicable.

Purchaser shall order, at its sole cost and expense, a title commitment from any nationally recognized title insurance company licensed to do business in the State of New Jersey (the “Title Company”) with respect to the Premises (the “Title Commitment”) and shall cause the Title Commitment, together with all title exceptions referred to therein, to be delivered promptly to Seller and its counsel.

If the Premises does not comply with the quality of title provision contained herein, then Purchaser shall notify Seller in writing of the title defect to which Purchaser objects and Seller will be given sixty (60) days from receipt of the notice to render title insurable and in compliance herewith. However, Seller shall not be required to institute a legal proceeding or action to render title insurable or in compliance, provided, however, that Seller shall be required to remove of record all liens that may be removed or discharged by payment of a liquidated sum. Notwithstanding the terms and conditions of the prior sentence, Purchaser shall be required to remove of record all liens that may be removed or discharged by payment of a liquidated sum, where said liens are caused by Purchaser or were Purchaser’s obligation to remove under the IDT Lease. Seller shall send a written notice to Purchaser, advising Purchaser whether it is electing to (i) attempt to remove any encumbrance or other title exception or matter which is not a Permitted Encumbrance, in accordance with the first sentence of this paragraph, or (ii) choosing not to remove any such encumbrance or other title exception or matter, in which event Purchaser shall have the rights set forth in the last sentence of this paragraph. If Seller fails to send the written notice provided for in the prior sentence prior to closing of title, Seller shall have been deemed to have chosen not to attempt to remove any such encumbrance or other title exception or matter. In addition, if Seller has elected to proceed under (i) above, but Seller cannot cure the defect in title, then Purchaser may elect to either (a) terminate this Agreement by written notice to Seller, in which event this Agreement shall terminate and be of no force and effect, or (b) to waive any defect of Seller’s title without abatement or diminution of the purchase price (except for any lien that may be removed or discharged by payment of a liquidated sum as aforesaid where it is Seller’s obligation to remove or discharge same).

10. Property Delivered in “AS IS” Condition. This Agreement contains all of the terms of the contract between the parties for the sale of the Premises, and Purchaser acknowledges that it has been the sole tenant in the building for the last eight (8) years and acknowledges that it has inspected the Premises and is thoroughly familiar with the Premises, having made such inquiries and investigations as Purchaser has deemed necessary, desirable or appropriate, and that the Seller has held out no inducements and made no representations other than as may be specifically set forth herein. EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PREMISES IN “AS IS” AND “WHERE IS” CONDITION, WITH ANY AND ALL FAULTS AND DEFECTS, WHETHER LATENT OR PATENT, AND SUBJECT TO ORDINARY WEAR AND TEAR FROM THE DATE HEREOF THROUGH THE CLOSING DATE. PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING UPON, AND THAT SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, BROKER’S “SET-UPS”, STATEMENTS, REPRESENTATIONS OR INFORMATION REGARDING THE PREMISES’ PHYSICAL OR ENVIRONMENTAL CONDITION, INCOME, EXPENSES, OPERATION, USE, COMPLIANCE WITH LAWS, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS AGREEMENT.

11. Due Diligence.

(a) The Seller further agrees to permit the Purchaser and its representatives to come upon the Property to inspect the same and to perform such tests and surveys and inspections as may be required by Purchaser. Purchaser shall have the right within thirty (30) days of the date hereof to terminate this Agreement for any reason in Purchaser’s sole and absolute discretion, upon written notice to Seller. If Purchaser fails to deliver such notice prior to the conclusion of such thirty (30) day period, Purchaser shall be deemed to have waived any right to terminate this Agreement hereunder, and will be deemed to have accepted the Property “AS IS”. In the event Purchaser terminates this Agreement, Purchaser shall receive a return of all deposit monies paid. In the event Purchaser terminates this Agreement, Purchaser shall deliver to Seller all documentation and surveys regarding the tests performed. During the period this Agreement is in effect, and prior to Purchaser’s entering the Property, Purchaser shall provide Seller with proof that all of the activities to be conducted upon the Property by Purchaser’s representatives shall be covered by liability insurance coverage naming Seller as an additional insured with respect to the Property and having a combined single limit of not less than $1,000,000.00 with at least $3,000,000.00 excess liability coverage. Purchaser shall repair any damage caused by such testing and shall restore the Property to the same condition as existed immediately prior to such testing or surveys. Purchaser agrees to indemnify and hold Seller harmless from any liability from any and all activities on the Property conducted by Purchaser until closing.

(b) Purchaser agrees and acknowledges that, except for the due diligence period set forth in Paragraph 11(a), and the conditions set forth in Paragraph 16 below, there are no other contingencies of any kind or nature whatsoever upon which Purchaser’s obligation to close title under this Agreement is dependent.

12. Representations and Warranties. Each party warrants and represents to the other, as of the date hereof and as of the date of closing, knowing that the other party shall rely therein in consummating this transaction, that:

(a) It has full power and authority under all applicable laws and all agreements to which it is a party or by which it is bound to enter into this Agreement and perform all of the terms and conditions and covenants set forth herein.

(b) The execution and delivery of this Agreement and the performance of all the terms, conditions and covenants set forth herein are neither prohibited by, nor would constitute presently or after the passage of time, a breach or violation of any agreement or other instrument to which it is a party or by which it is bound, nor result in the creation or imposition of any lien on any of such party’s assets or property which would materially and adversely affect the ability of such party to carry out the terms of this Agreement.

(c) This Agreement, when executed and delivered on behalf of each party will be legal, valid, binding and enforceable against it in accordance with its terms, subject as to enforceability only, to applicable laws relating to bankruptcy, creditors’ rights and equitable rights and remedies.

Seller warrants and represents to Purchaser that:

(a) no notice has been received from the Lender asserting that a default or breach exists under the Existing Mortgage which remains uncured;

(b) Seller will deliver to Purchaser true and complete copies of all the documents evidencing and/or securing the Existing Mortgage on the Premises (as listed on the attached Schedule A, collectively, the “Existing Mortgage”), and such documents have not been modified or amended in any respect except as shown in such documents;

(c) Except as set forth on the attached Schedule B, Seller has not entered into any leases or occupancy agreements with respect to all or any portion of the Premises (except the IDT Lease), nor is Seller a party to any service or other contracts with respect to the operation, management or maintenance of the Premises;

(d) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement of other action under Federal or State bankruptcy laws is pending against or contemplated by Seller;

(c) Seller is not a “foreign person” within the meaning of Sections 1445 and 7701(a)(i) of the Internal Revenue Code of 1986.

(f) To the best of Seller’s knowledge, there are no existing or pending condemnation proceedings or deeds in lieu of condemnation currently affecting the Premises;

(g) To Seller’s knowledge, except as set forth on Schedule “C” attached hereto, there is no pending litigation against Seller with respect to the Premises, nor any litigation adversely affecting the Premises, except as may be covered by insurance.

(h) Seller has not granted to any person or entity any options or other agreements of any kind, whereby any person or entity other than Purchaser will have acquired or will have any right to acquire title to all or any portion of the Premises.

(i) To the best of Seller’s knowledge, it has not knowingly introduced or permitted others to introduce any contaminant or hazardous substances on or into the Premises.

The representations set forth in this Paragraph 12 shall survive the closing of title for a period of one year.

13. Brokers. The parties represent that they have dealt with no broker in connection with this matter. Seller and Purchaser agree to indemnify and hold harmless the other party from any breach of this representation by the breaching party. This paragraph shall survive the closing of title.

14. Liquidated Damages. In the event of a default by Purchaser under this Agreement, then the Deposit shall be paid to Seller by the Escrow Agent as liquidated damages, such damages being difficult, if not impossible, to ascertain, and not as a penalty. In consideration of Seller having the right to retain the Deposit paid under this Agreement as liquidated damages, Seller hereby waives the right to recover the balance of the Purchase Price in the event of Purchaser’s default hereunder. In the event of a default by Seller, Purchaser shall be entitled to a return of all deposit monies paid, or in the alternative, the right to pursue specific performance of this Agreement.

15. Covenants of Seller. Seller covenants that between the date of this Agreement and the closing:

(a) The Existing Mortgage shall not be amended, supplemented or modified in any manner without the Purchaser’s consent, which shall not be unreasonably withheld or delayed.

(b) Seller shall not suffer or permit any lien or encumbrance upon the Premises (except any lien or encumbrance caused by Purchaser as tenant) or Seller’s interest therein. In the event any lien or encumbrance for which Seller is responsible under this Agreement is created, Seller shall promptly either remove same or post a bond in an amount reasonably satisfactory to Purchaser’s title company with the title company for purposes of insuring over the lien or encumbrance.

16. Notices. Notices hereunder shall be in writing and mailed by nationally recognized overnight courier, or via facsimile or e-mail with confirmation followed by a copy sent via regular United States Postal Service first class mail, to the respective addresses of the parties set forth below. Service shall be deemed effective upon the earlier of actual receipt of notice or two (2) business days after mailing.

To Seller:

520 Broad Street Associates, L.L.C.

c/o Kushner Companies

18 Columbia Turnpike

Florham Park, New Jersey 07932

Attention: Alan R. Hammer, Esq.

Tel. 973-822-0050

Fax. 973-822-8481

E-Mail: ahammer@kushnercompanies.com

with cc:	Allen J. Popowitz, Esq. WolfBlock Brach Eichler 101 Eisenhower Parkway Roseland, New Jersey 07068 Tel. 973-403-3134 Fax. 973-618-5534 E-Mail: apopowitz@wolfblock.com

To Purchaser:	IDT Corporation

520 Broad Street Newark, New Jersey 07102 Attention: Ira Greenstein Tel. 973-438-1000 Fax. 973-438-1503 E-Mail:

with cc:	IDT Corporation 520 Broad Street Newark, New Jersey 07102 Attention: Elissa Feit, Esq. Tel: 973-438-4178 Fax: 973-438-1675 E-Mail: elissa.feit@corp.idt.net

If the final day of any period of time in any provision of this Contract falls upon a Saturday, Sunday, a holiday observed by federally insured banks in the State of New Jersey, or by the United States Postal Service, or a Jewish religious holiday (any of the foregoing being referred to as a “Holiday”)* then the time of such period shall be extended to the next day which is not a Saturday,

Sunday or Holiday. Unless otherwise specified, in computing any period of time described in this Contract, the day of the act or event after which the designated period of time begins to run is not to be included, and the last day of the period as so computed is to be included, unless such last day is a Saturday, Sunday or Holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or Holiday.

17. Conditions Precedent to Closing.

(a) Purchaser shall not be obligated to close title under this Contract, unless each of the following conditions shall be satisfied or waived by Purchaser on or prior to the Closing Date (as that term is defined in Paragraph 20:

(i) Title. Seller shall be able to deliver insurable title in accordance with the requirements of Paragraph 9 of this Contract;

(ii) Accuracy of Representations. The material representations and warranties made by Seller in this Contract shall be true and correct in all material respects as of the Closing Date, and

(iii) Seller shall not be in default of any material provision of this Contract.

(b) Seller shall not be obligated to close title under this Contract, unless each of the following conditions shall be satisfied or waived by Seller prior to the Closing Date:

(i) Accuracy of Representation. The material representations and warranties made by Purchaser in this Contract shall be true and correct in all material respects as of the Closing Date; and

(ii) Purchaser shall not be in default of any material provision of this Contract.

18. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No modification of any of the terms and conditions of this Agreement may be made except by an instrument in writing signed by both parties.

19. No Recording. Purchaser covenants and agrees not to record this Agreement or any memorandum hereof and agrees that any recording hereof by Purchaser shall be deemed a material default hereunder.

20. Closing. Title closing (the “Closing”) shall take place at the offices of WolfBlock Brach, Eichler, 101 Eisenhower Parkway, Roseland, New Jersey on or before December 20, 2007 (the “Closing Date”). Provided Purchaser has obtained the Lender’s Consent and Release, either party shall have the right to declare Time of the Essence as to the date of closing upon ten (10) days prior written notice following the Closing Date.

21. 1031 Transaction. Purchaser acknowledges that this Agreement may be used by Seller as part of a IRC Section 1031 transaction and agrees to cooperate to effect such a transaction, provided same is at no cost or liability to Purchaser and that such transaction does not delay the closing. Accordingly, Seller shall reimburse Purchaser for and hold Purchaser harmless from any costs or damages incurred by Purchaser (including reasonable attorneys’ fees) in connection with such cooperation by Purchaser. The Section 1031 transaction shall not diminish nor negate any of the Purchaser’s duties or obligations hereunder.

22. No Offer. The presentation of this document for consideration by the parties shall not constitute an offer, reservation or option for the Premises and this document shall become effective and binding only upon execution and delivery by all parties hereto.

23. Assignment. This Agreement may not be assigned by the Purchaser, except to a related or wholly owned subsidiary, or any entity controlling, controlled by, or under common control with Purchaser.

24. Construction. This Agreement is a negotiated agreement, each of the parties hereto being represented by legal counsel. This Agreement shall not be construed against either party by reason of same being prepared by its respective attorneys. The paragraph headings used herein are for convenience of reference only and shall not affect the meaning of this Agreement.

25. Bind and Inure. All the terms, covenants and conditions herein contained shall bind and shall inure to the benefit of the respective parties hereto, and their heirs, executors, administrators, personal or legal representatives, successors and assigns respectively.

26. Gender and Number. In all references herein to any parties, persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.

27. Counterparts. This Agreement may be executed in any number of identical counterparts, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

28. Litigation Fees. Anything to the contrary contained herein notwithstanding, in the event of any litigation arising from or relating to this Agreement, the parties agree that the prevailing party shall be reimbursed by the losing party for all reasonable costs and expenses actually incurred in such litigation, including, but not limited to, reasonable attorneys’ fees.

29. No Public Disclosure. Purchaser and Seller each agree that it shall not issue (or cause to be issued on its behalf) any press release or advertisement regarding this Agreement, the Premises or the transactions contemplated hereby prior to closing, without the prior approval of the other party, which approval may be withheld in such other party’s sole and absolute discretion, except where a legal requirement (including, without limitation, rules of a stock exchange on which such party’s securities are listed) to do so exists. The foregoing, however, shall not be deemed to prohibit either party from communicating any information regarding this Agreement, the Premises or the transactions contemplated hereby to their lawyers, accountants, consultants, members, principals, officers, financial partners or employees in the ordinary course of their business activities in connection with the transactions contemplated hereby.

30. Termination of Managing Agreement. Seller agrees and acknowledges that the existing Management Agreement with Westminster Management, L.L.C. shall be terminated at the time of Closing.

31. Waiver of Conflict. Seller and Purchaser acknowledge that WolfBlock Brach Eichler (hereinafter “WBBE”), which is representing Seller as counsel on this transaction, has represented both Seller and Purchaser on other transactions, and will continue to represent Seller and Purchaser in such transactions. Seller and Purchaser each hereby waive any potential conflict of interest arising from WBBE’s past or continued representation of Seller and Purchaser in such transactions, and representation of Seller in the transaction contemplated by this Agreement.

32. ISRA Letter of Non-Applicability. Seller represents that the transfer of the Premises to Purchaser is not subject to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1k-6, et. seq. (“ISRA”), and Seller shall cause to be delivered the necessary documentation to the New Jersey Department of Environmental Protection (“DEP”) in order to obtain a Letter of Non-Applicability from DEP, and shall deliver to Purchaser at the Closing a certified true copy of the Letter of Non-Applicability referencing the proposed transfer, together with the affidavit for a determination of non-applicability referenced in the letter, and any information, reports, studies and analysis submitted by Seller to DEP. In the event Seller is unable to obtain a Letter of Non-Applicability for the Premises by the Closing Date, the Closing Date shall be extended for up to sixty (60) days to allow Seller to obtain same. In the event Seller, after using commercially reasonable efforts, has been unable to obtain a Letter of Non-Applicability for the Premises by the expiration of the sixty (60) day extension period, either party shall have the right to terminate this Contract, in which event the Deposit shall be promptly disbursed to Purchaser, and nether party shall have any further rights or obligations hereunder (except for the indemnity obligations of Purchaser to Seller set forth in this Contract, which shall survive the termination of this Contract). Notwithstanding anything to the contrary, Purchaser may override Seller’s termination notice and elect to proceed immediately with the Closing at the end of the sixty (60) day period, without the Letter of Non-Applicability and without any reduction in the Purchase Price.

33. Post Office Space. In the event Seller determines to sell the space currently occupied by the United States Post Office (the “Post Office Space”), Purchase shall be given a right of first offer to purchase the Post Office Space on the same terms and conditions being solicited by Seller in its offer to sell the Post Office Space. If Purchaser chooses to exercise the right of first offer set forth in this paragraph, it shall notify Seller in writing of its intent to acquire the Post Office Space on the same terms and conditions being solicited by Seller within ten (10) days of receipt of Seller’s notice of its intent to sell, and shall close title to the Post Office Space within forty-five (45) days of receipt of Seller’s notice of intent to sell.

34. Escrow Agent. Purchaser shall deliver the Deposit to the Title Company as Escrow Agent to be held in an interest-bearing account with the interest to be credited to the Purchaser at Closing.

The Deposit shall be disposed of only in accordance with this Agreement or the provisions of escrow instructions signed by both parties. In the event of a dispute hereunder, Escrow Agent may deposit the Deposit into a court of competent jurisdiction. The Escrow Agent shall have no obligations other than as specifically set forth herein, and shall incur no liability whatsoever for the Deposit, except for gross negligence or willful misconduct. Notwithstanding anything to the contrary in this Contract, Purchaser agrees and acknowledges that Escrow Agent is also serving as counsel for Seller, and waives any objections of any kind or nature in connection therewith.

[SEE NEXT PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

WITNESS:	SELLER:
520 BROAD STREET ASSOCIATES, L.L.C.

	BY:	520 BROAD STREET REALTY CORP.,
Managing Member

By:
CHARLES KUSHNER, President

WITNESS:	PURCHASER: IDT CORPORATION

By:
	Name:	Ira Greenstein
	Title:	President

AMENDMENT TO AGREEMENT OF SALE

THIS AMENDMENT TO AGREEMENT OF SALE made this 17th day of October, 2007 (this “Agreement”) by and between: 520 BROAD STREET ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address at 18 Columbia Turnpike, Florham Park, New Jersey 07932 (hereinafter referred to as “Seller”) and IDT CORPORATION, having an address at 520 Broad Street, Newark, New Jersey (hereinafter referred to as “Purchaser”).

1. Seller and Purchaser have entered into a Contract of Sale dated September 19, 2007 (the “Contract”) and wish to amend the Contract as provided herein.

2. The second sentence of Paragraph 1 l(a) of the Contract shall be amended by deleting the words “within thirty (30) days of the date hereof and inserting in lieu thereof “until November 2, 2007”.

3. In all other respect the Contract shall remain in full force and effect.

4. This Agreement may be executed in any number of identical counterparts, including via telecopy or fax, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

[SEE NEXT PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

SELLER:
520 BROAD STREET ASSOCIATES, L.L.C.

BY:	520 BROAD STREET REALTY CORP.,
Managing Member

By:
CHARLES KUSHNER, President

PURCHASER:
IDT CORPORATION

By:
Name:	IRA GREENSTEIN
Title	PRESIDENT

520 Broad_Second Amendment to Contract	- 2 -

AMENDMENT TO AGREEMENT OF SALE

THIS AMENDMENT TO AGREEMENT OF SALE made this 7th day of November, 2007 (this “Agreement”) by and between 520 BROAD STREET ASSOCIATES, L.L.C., a New Jersey limited liability company, having an address at 18 Columbia Turnpike, Florham Park, New Jersey 07932 (hereinafter referred to as “Seller”) and IDT CORPORATION, having an address at 520 Broad Street, Newark, New Jersey (hereinafter referred to as “Purchaser”).

1. Seller and Purchaser have entered into an Agreement of Sale dated September 19, 2007 (the “Original Contract”), and an Amendment to Agreement of Sale dated October 17, 2007 (the “First Amendment” and collectively with the Original Contract, hereinafter, the “Contract”).

2. Seller and Purchaser wish to further amend the Contract as provided herein.

3. Exhibit A to the Original Contract is hereby deleted and replaced with Exhibit A annexed hereto; provided Purchaser delivers to Seller’s counsel prior to Closing a current survey by Borrie McDonald & Watson certified to Seller and Wolf Block Brach Eichler; Schedules B and C of the Original Contract are hereby amended to state “None”.

4. Paragraph 4 of the Original Contract is hereby amended by:

(i) Adding the words “ from and after the Closing” in the first sentence before the words “(such condition hereinafter referred to as the “Lender Consent and Release”).”

(ii) Adding the following at the end thereof:

“If, notwithstanding Purchaser’s good faith efforts, the Lender Consent and Release is not obtained by March 1, 2008 pursuant to documentation reasonably satisfactory to Purchaser, either party shall have the right to terminate this Agreement at any time thereafter by written notice

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to the other party, in which event the Escrow Agent shall forthwith pay to Purchaser the Deposit and interest accrued thereon. It is specifically agreed that if such Lender Consent and Release (a) is conditioned on Purchaser providing to Lender a replacement guarantor or indemnitor who is an individual as opposed to IDT Corporation or an entity controlled by IDT Corporation, or (b) imposes any additional financial or other material obligations on Purchaser over the obligations of Seller under the Existing Mortgage, Purchaser shall have the right to terminate this Agreement pursuant to the preceding sentence.”

5. Paragraph 12 of the Original Contract is hereby amended by adding the words “(as further defined in (b) below)” after the words “Existing Mortgage” in the second subparagraph (a), and by adding the following before the semicolon: “and Seller has no knowledge of any defaults or breaches under the Existing Mortgage which could give rise to such a notice from Lender.”.

6. Paragraph 34 of the Original Contract is hereby amended by deleting the words “to the Title Company as” in the first sentence.

7. Purchaser acknowledges that except for environmental issues, Purchaser’s right to terminate the Contract pursuant to Paragraph 1l(a) has expired. With respect to environmental issues, Purchaser shall have the right, until November 19, 2007, to terminate this Agreement if Purchaser’s environmental due diligence detects an environmental condition on the Premises which would materially and adversely affect Purchaser’s ownership of the Premises, such determination to be made by Purchaser in its reasonable discretion. Notwithstanding anything to the contrary in the prior sentence, Seller shall have the option, but not the obligation, to override Purchaser’s termination notice by remediating the environmental condition detected pursuant to the prior sentence (which obligation shall specifically include obtaining all regulatory sign-offs from the appropriate governmental agency) in a manner reasonably satisfactory to Purchaser and Purchaser’s

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environmental consultant, provided Seller’s remediation of the environmental condition can be performed and is performed so that the Closing would not be delayed beyond March, 2008. Purchaser shall have the right, as part of its environmental due diligence, to conduct a Phase II environmental investigation of the Premises.

8. Seller acknowledges that Purchaser, as tenant under the IDT Lease, and Seller have heretofore filed applications for the reduction of the assessed valuation of the Premises and/or instituted certiorari proceedings to review such assessed valuations. Seller acknowledges and agrees that Purchaser shall have sole control of such proceedings, including the right to withdraw, compromise and/or settle the same or cause the same to be brought on for trial and to take, conduct, withdraw and/or settle appeals, and all refunds and savings (including, without limitation, credits granted for subsequent years in lieu of savings) for any year or years shall belong solely to Purchaser. The provisions of this Paragraph shall survive the Closing.

9. The balances in any escrow accounts maintained by the Lender shall be apportioned between Seller and Purchaser in accordance with their respective contributions, it being understood that the payments being made by Purchaser to Seller under the IDT Lease shall be used to determine Purchaser’s contribution.

10. In all other respects the Contract shall remain in full force and effect.

11. This Agreement may be executed in any number of identical counterparts, including via telecopy or fax, and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute but a single instrument.

[SEE NEXT PAGE FOR SIGNATURES]

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IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

SELLER:

520 BROAD STREET ASSOCIATES, L.L.C.

BY:	520 BROAD STREET REALTY CORP.,
Managing Member

By:
CHARLES KUSHNER, President

PURCHASER:

IDT CORPORATION

By:
Name:	Jim Courter
Title:	CEO

ESCROW AGENT:

By:
WOLF BLOCK BRACH EICHLER

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